Offer To Purchase For Cash
All Outstanding Shares of Common Stock
of
VYSIS, INC.
at
$30.50 NET PER SHARE
by
RAINBOW ACQUISITION CORP.
a wholly owned subsidiary of
ABBOTT LABORATORIES

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, NOVEMBER 29, 2001, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

    Enclosed for your consideration is the Offer to Purchase dated October 31, 2001 (the "Offer to Purchase") and a related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by Rainbow Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Abbott Laboratories, an Illinois corporation ("Abbott"), to purchase all outstanding shares of common stock, par value $.001 per share (the "Shares"), of Vysis, Inc., a Delaware corporation (the "Company"), at a purchase price of $30.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the Letter of Transmittal enclosed herewith.

    We or our nominees are the holder of record of Shares for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

    We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase. Your attention is invited to the following:

      1.  The offer price is $30.50 per Share, net to you in cash.

      2.  The Offer is being made for all outstanding Shares.

      3.  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 24, 2001 (the "Merger Agreement"), by and among Abbott, the Purchaser and the Company. The Merger Agreement provides, among other things, that the Purchaser will be merged with and into the Company (the "Merger") following the satisfaction or waiver of each of the conditions to the Merger set forth in the Merger Agreement and the Company will continue as the surviving corporation, wholly owned by Abbott and the separate corporate existence of the Purchaser will cease. At the effective time of the Merger, each Share (other than Shares owned by the Company or Abbott or any of their respective subsidiaries, and other Shares that are held by stockholders, if any, who properly exercise dissenters' rights under Delaware Law) will be converted into the same price per share, in cash, without interest, as paid pursuant to the Offer. In connection with the Merger Agreement, Abbott and the Purchaser have entered into a Stockholder Agreement (the "Stockholder Agreement") with Amoco Technology Company ("ATC"), owner of approximately 64.7% of the outstanding Shares, and BP America Inc., in which ATC agreed to tender and not withdraw its Shares in the Offer.

      4.  The Board of Directors of the Company (i) determined that the terms of the Offer and the Merger are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby and

  (iii) recommends that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer.

      5.  The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Thursday, November 29, 2001 (the "Expiration Date"), unless the Offer is extended.

      6.  Any stock transfer taxes applicable to the sale of Shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise provided in the Letter of Transmittal.

    The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the Expiration Date a number of Shares that, together with any other Shares then beneficially owned by Abbott or the Purchaser, represents at least 51% of the then outstanding Shares on a fully diluted basis, and (2) the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the pre-merger notification requirements of Germany having expired or been terminated. See Section 15 of the Offer to Purchase for additional conditions to the Offer.

    The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. The Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser shall make a good faith effort to comply with such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by Goldman, Sachs & Co. in its capacity as Dealer Manager for the Offer or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope to return your instructions to us is also enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in this letter. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date.

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Offer To Purchase For Cash
All Outstanding Shares of Common Stock
of
VYSIS, INC.
at
$30.50 NET PER SHARE
by
RAINBOW ACQUISITION CORP.
a wholly owned subsidiary of
ABBOTT LABORATORIES

    The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated Wednesday, October 31, 2001 and the related Letter of Transmittal in connection with the offer by Rainbow Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Abbott Laboratories, an Illinois corporation, to purchase all outstanding shares of common stock, par value $.001 per share (the "Shares"), of Vysis, Inc., a Delaware corporation, at a purchase price of $30.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

    This will instruct you to tender to the Purchaser the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

  Account No.:

  Number of Shares to Be Tendered:                              Shares*

  SIGN HERE

  Signature(s)

  Print Name(s) and Address(es)

  Area Code and Telephone Number(s)

  Taxpayer Identification or Social Security Number(s)

  Dated:                              , 2001

  *  Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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